UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    December 18, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

        On June 27, 2007 we entered into an employment agreement with Lori Frisher whereby Ms. Frisher was to serve as our Vice President of Marketing and Business Development. The employment agreement was for an initial one year term and provided that Ms. Frisher was to receive an annual salary of $150,000.

        Shortly after Ms. Frisher joined Disaboom (the “Company”) she and the Company mutually agreed that her duties and responsibilities were to be redefined. Accordingly, since joining Disaboom Ms. Frisher has served as our Director, Corporate and Investor Relations, and will continue to serve in that role. Given the nature of her responsibilities and authority Ms. Frisher is not considered an “officer” of the Company as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act of 1934. On December 18, 2007 Ms. Frisher and the Company formally acknowledged that her employment agreement is void ab initio and confirmed her status as an at will employee.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a.     J.W. Roth:    On October 1, 2007 we entered into an employment agreement with J.W. Roth, our Chief Executive Officer. The material terms of which were described in a current report on Form 8-K filed on October 4, 2007. A copy of the agreement is attached hereto as Exhibit 10.1.

b.     J. Glen House:    On October 1, 2007 we entered into an employment agreement with J. Glen House, our Chief Medical Officer and Executive Director of Content. The material terms of which were described in a current report on Form 8-K filed on October 4, 2007. A copy of the agreement is attached hereto as Exhibit 10.2.

c.     Lori Frisher:    As described above, we previously entered into an employment agreement with Lori Frisher and given the responsibilities and authority we originally contemplated Ms. Frisher assuming deemed Ms. Frisher an executive officer of the Company. However, upon Ms. Frisher joining Disaboom she and the Company mutually agreed that her role and responsibilities were to be redefined and since that time Ms. Frisher has served as our Director, Corporate and Investor Relations. Given her duties and the nature of her authority Ms. Frisher is not considered an “officer” of the Company as that term is defined in Rule 16a-1(f) of the Exchange Act of 1934.

d.     Ken Klispie:    On December 18, 2007 after reviewing the nature of the authority exercised by Ken Klispie, our Vice President of Marketing and Sales Operations, the Company determined that Mr. Klispie is an “officer” of the Company as that term is defined in Rule 16a-1(f).

        Mr. Klispie joined Disaboom on May 29, 2007, and effective October 1, 2007 was appointed to the position of Vice President of Marketing and Sales Operations. Mr. Klispie has over 22 years of software and Internet experience working with numerous organizations in a broad range of industries. Most recently, he served as Executive Vice President, Data Analytics and Business Consulting for the Indigio Group, Inc., a Denver based internet agency. At Indigio Mr. Klispie managed the development and implementation of a broad array of web tracking, key performance indicator management, behavioral and user segmentation, customer and operational support, and other interactive marketing and web-based solutions for national account clients.

Item 8.01   Other Events.

        Since our inception in September 5, 2006 we have focused on developing our website and implementing our business plan. The following information updates and supplements the information included in our quarterly reports and current reports on Form 8-K made to date with the Securities and Exchange Commission.

RISK FACTORS

        Our securities are highly speculative and involve a high degree of risk, including among other items the risk factors described below.

RISKS RELATED TO OUR BUSINESS

We have a lack of operating history and lack of revenues from operations.

To date we have only realized nominal revenues and have limited operating history. Our only significant asset is the business plan and our website. Our ability to successfully generate revenues from our website is dependent on a number of factors, including availability of funds to complete development efforts, to adequately develop and maintain the website as outlined in our business plan, to commercialize our website through advertising, sponsorships and strategic alliances, and to attract and retain visitors to our site. There can be no assurance that we will not encounter setbacks with our website. We expect our current funding to carry us to reach cash flow positive; however, unexpected capital needs may arise and if they do we cannot assure you that capital will be available on reasonable terms, if at all. Therefore, the inability to raise additional funds, either through equity or debt financing, will materially impair our ability to generate revenues.

There are many risks associated with forward-looking information.

Much of the information presented in our business plan contains forward-looking statements. Although we believe the forward-looking statements have reasonable bases, we cannot offer any assurance that we will be able to conduct our operations as contemplated.

The business of providing services over the internet is difficult to evaluate and our business model is unproven.

Because we recently began operations, it is difficult to evaluate our business and prospects. Our revenue and income potential is unproven and our business model is emerging. We may never achieve favorable operating results or profitability.

We may be unable to generate significant advertising or sponsorship revenues.

We expect to derive a significant portion of our revenues from advertising and sponsorship on the Disaboom.com website. We may not, however, be able to generate advertising or sponsorship revenues. There are no widely accepted standards that measure the effectiveness of web advertising. Advertisers and sponsors that have traditionally relied on other advertising media may be reluctant to advertise on the web. Advertisers that already have invested substantial resources in other advertising or sponsor methods may be reluctant to adopt a new strategy and our business would be adversely affected.

Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. The proliferation of websites across the Internet may cause advertising and sponsor pricing levels to exist or evolve which are below levels originally anticipated in the Company’s business plan. This makes it difficult to project future advertising and sponsor revenues. Moreover, certain security, filtering and proprietary software programs that limit or prevent certain types of advertising from being delivered to a web user’s computer are available. Widespread adoption of this software could adversely affect the commercial viability of web advertising.

There is no assurance that we will be successful in expanding our operations and, if successful, managing our future growth.

Although we launched the first general availability version of our website on October 1, 2007 we are continuing to develop individual portions or our site, subsequent general availability releases of our site, and our business operations. Payments for website development and expansion of our operations will result in significant operating costs. If we are unable to generate revenues that are sufficient to cover our significant operating costs, our results of operations will be materially and adversely affected. In addition, we may experience periods of rapid growth, including increased staffing levels. Such growth will place a substantial strain on our management, operational, financial and other resources. Moreover, we will need to train, motivate and manage employees and partners, as well as attract sales, technical and other professionals. Any failure to expand these areas and implement such procedures and controls in an efficient manner and at a pace consistent with our business objectives would have a material adverse affect on our business, financial condition and results of operations.

We are dependent on our key personnel, and the loss of any could adversely affect our business.

We depend on the continued performance of the members of our management team, particularly Dr. Glen House, J.W. Roth and John Walpuck. Dr. House, Mr. Roth and Mr. Walpuck have each contributed significantly to the expertise of our team and the position of our business. Dr. House and Mr. Roth each entered into three-year employment agreements with us, and Mr. Walpuck entered into a two-year employment agreement with us. If we lose the services of any of the foregoing individuals, and are unable to locate suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business. We do not have, and we do not expect to obtain, key man life insurance for any members of management in the foreseeable future.

We face significant competition; and, our competitors may have greater resources or research and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business has been to create an interactive online resource for people living with or directly affected by disabilities or functional limitations. We are currently not aware of any significant competitors commercially selling this resource; however, the online marketplace for general healthcare information, resources and services is intensely competitive, rapidly evolving and subject to rapid technological change. As we continue to develop and launch modifications and future general availability releases of our website, we will find the Internet and advertising business is highly competitive, and we may face increasing competition. Additionally, we are aware that many of our potential competitors operating in the online marketplace for general healthcare information, resources and services will have greater financial and technical resources, more experience in research and development, and more established marketing and distribution capabilities than we have. Some of our large customers may also complete with us. These organizations are also better known and have more customers. We may be unable to compete successfully against these organizations if they expand their focus and operations to directly target our marketplace serving people living with or directly affected by disabilities or functional limitations.

We will also compete for visitors, members, consumers, content and service providers, advertisers, sponsors, partners and acquisition candidates with the following categories of companies:

•	online services or websites targeted to the healthcare industry and healthcare consumers generally, including webmd.com, medscape.com, pol.net, ivillage.com, medcareonline.com, mediconsult.com, betterhealth.com, drkoop.com, onhealth.com, healthcentral.com and thriveonline.com;

•	publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish websites;

•	general purpose consumer online services and portals which provide access to healthcare-related content and services;
•	public sector and non-profit websites that provide healthcare information without advertising or commercial sponsorships;

•	vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

•	web search and retrieval services and other high-traffic websites.

We face significant competition from traditional media companies which could adversely affect our future operating results.

We also compete with traditional media companies for advertising.  Most advertisers currently spend only a portion of their advertising budgets on Internet advertising. If we fail to persuade advertisers to spend a portion of their budget on advertising with us, our revenues could decline and our future operating results could be adversely affected.

Our business will suffer if commercial users and subscribers do not accept Internet solutions.

Our business model depends on the adoption of Internet solutions by commercial users and subscribers. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

•	inadequate development of the necessary infrastructure for communication speed, access and server reliability;

•	security and confidentiality concerns;

•	lack of development of complementary products, such as high-speed modems and high-speed communication lines;

•	implementation of competing technologies;

•	delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

•	governmental regulation.

We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.

Performance or security problems with our website could negatively impact our business.

Our success depends greatly on (i) the successful and ongoing development of our website on a post launch basis, and (ii) maintaining the site to minimize delays and systems problems. Our customer satisfaction and our business could be harmed if we or our customers experience system delays, failures or loss of data. The occurrence of a major catastrophic event or other system failure at any of our or our vendor facilities could interrupt data processing or result in the loss of stored data. In addition, we will depend on the efficient operation of Internet connections from customers to our systems and vendors. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages.

A material security breach could damage our reputation or result in liability. We will retain confidential member and customer information in processing centers. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure.

Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

Technology may change faster than we can update our applications and services.

Medical information exchange is a relatively new and evolving market. The pace of change in our market is rapid and there are frequent new product introductions and evolving industry standards. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our applications and services offerings may become obsolete due to the adoption of new technologies or standards.

We will depend on service and content providers to provide information and data feeds on a timely basis. Our website could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our members and consumers depend on Internet service providers, online service providers and other website operators for access to our websites. All of them have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any significant interruptions in our services or increases in response time could result in a loss of potential or existing members, consumers, strategic partners, advertisers or sponsors and, if sustained or repeated, could reduce the attractiveness of our services.

If we are unable to provide services which generate significant traffic to our websites, or we are unable to enter into distribution relationships which drive significant traffic to our websites, our business could be harmed, causing our revenues to decline.

The success of our business plan is entirely dependent on the number of page views and subsequently advertising and sponsorship revenue.Our marketing plan is measured by the number of page views or website hits we receive. Although management has based its estimates on what it believes to be reasonable assumptions, there can be no assurance that the number of page views can be accurately predicted, which in turn will substantially impact the ability to attract the requisite purchasers with spending power as well as advertisers and sponsors to our site, who advertise based on website traffic numbers. A material reduction in our website hits will substantially affect our business plan, projected revenues and net income.

The majority of our revenues will be derived from advertising and sponsorships, and the reduction in spending by or loss of current or potential advertisers or sponsers would cause our revenues and operating results to decline.

The majority of our total revenues will come from advertising and sponsorships.  Our ability to grow advertising and sponsorship revenue depends upon:

•	growing and retaining our user base;

•	attracting new and broadening our relationships with existing advertisers and sponsors;

•	attracting advertisers and sponsors to our user base;

•	increasing demand for our advertising and sponsorships;

•	deriving better demographic and other information from our users; and

•	deriving continued and increasing acceptance of the web by advertisers and sponsors as an effective advertising medium.

Advertising agreements often have payments contingent upon guaranteed minimum usage, impressions, or click-through levels.  Accordingly, it is difficult to forecast certain advertising revenues accurately.  Any reduction in spending by or loss of existing or potential future advertisers or sponsors would cause our revenues to decline.  Further, we may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall.

Decreases or delays in advertising spending by our advertisers or sponsors due to general economic conditions could harm our ability to generate advertising revenue.

Expenditures by advertisers and sponsors tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns.  Since we expect to derive the majority of our revenues from advertising, any decreases in or delays in advertising or sponsorship spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues.

If we are unable to acquire compelling content at reasonable costs or if we do not develop compelling content, the number of users of our services may not grow as anticipated, or may decline, which could harm our operating results.

Our future success depends in part upon our ability to create, license and aggregate compelling content from third parties, and deliver that content through our website.  We will provide audio and video content to our users, and we believe that users will increasingly demand high-quality audio and video content, including user-generated content, such as music, film, speeches, news footage, concerts and other special events.  Such content may require us to make substantial payments to third parties from whom we license or acquire such content.  Our ability to maintain and build relationships with third-party content providers will be critical to our success.  In addition, as new methods for accessing the Internet become available, including through alternative devices, we may need to enter into amended content agreements with existing third-party content providers to cover these new devices.  Also, to the extent that Disaboom.com develops content of its own, Disaboom.com’s current and potential third-party content providers may view our services as competitive with their own, and this may adversely affect their willingness to contract with us.  We may be unable to enter into new, or preserve existing, relationships with the third parties whose content we seek to obtain.  In addition, as competition for compelling content increases both domestically and internationally, our content providers may increase the prices at which they offer their content to us, and potential content providers may not offer their content on terms agreeable to us.  An increase in the prices charged to us by third-party content providers could harm our operating results and financial condition.  Further, many of our content licenses with third parties are non-exclusive.  Accordingly, other webcasters and other media such as radio or television may be able to offer similar or identical content.  This increases the importance of our ability to deliver compelling editorial content and personalization of this content for users in order to differentiate Disaboom.com from other businesses.  If we are unable to license or acquire compelling content at reasonable prices, if other companies broadcast content that is similar to or the same as that provided by Disaboom.com, or if we do not develop compelling editorial content or personalization services, the number of users of our services may not grow as anticipated, or may decline, which could harm our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our brand image and harm our business and our operating results.

We create, own and maintain a wide array of intellectual property assets, including copyrights, trademarks, trade dress, trade secrets and rights to certain domain names, which we believe are among our most valuable assets.  We seek to protect our intellectual property assets through copyright, trade secret, trademark and other laws of the United States, and through contractual provisions.  The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of those rights.  In addition, effective trademark, copyright and trade secret protection may not be available or cost-effective in every country in which our website and media properties are distributed or made available through the Internet.  There may be instances where we are not able to fully protect or utilize our intellectual property assets in a manner to maximize competitive advantages.  Further, while we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could impair the value of our brand, our proprietary rights or the reputation of our products and media properties.  We realize that third parties may, from time to time, copy significant content available on Disaboom.com for use in competitive Internet services.  Protection of the distinctive elements of Disaboom.com may not be available under copyright law.  If we are unable to protect our proprietary rights from unauthorized use, the value of our brand image may be reduced.  Any impairment of our brand could negatively impact our business.  In addition, protecting our intellectual property and other proprietary rights is expensive and time consuming.  Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results.

We may in the future be subject to intellectual property infringement claims, which are costly to defend, could result in significant damage awards, and could limit our ability to provide certain content or use certain technologies in the future.

Third parties may in the future assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights or failure to maintain confidentiality of user data.  In addition, third parties may make trademark infringement and related claims against us.

As we expand our business and develop new technologies, products and services, we may become increasingly subject to intellectual property infringement claims.  In the event that there is a determination that we have infringed third-party proprietary rights such as copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability, be required to enter into costly royalty or licensing agreements or be prevented from using the rights, which could require us to change our business practices in the future and limit our ability to compete effectively.  We may also incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims.  In addition, many of our agreements with our customers or affiliates require us to indemnify them for certain third-party intellectual property infringement claims, which could increase our costs in defending such claims and our damages.  The occurrence of any of these results could harm our brand and negatively impact our operating results.

We are subject to United States and foreign government regulation on Internet services which could subject us to claims and remedies including monetary liabilities and limitations on our business practices.

We are subject to regulations and laws directly applicable to providers of Internet services both domestically and internationally.  The application of existing domestic and international laws and regulations to Disaboom.com relating to issues such as user privacy and data protection, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, consumer protection, content regulation, quality of services, telecommunications and intellectual property ownership and infringement in many instances is unclear or unsettled.  In addition, we will also be subject to any new laws and regulations directly applicable to our domestic and international activities.  Further, the application of existing laws to Disaboom.com regulating or requiring licenses for certain businesses of our advertisers including, for example, distribution of pharmaceuticals, alcohol, adult content, tobacco or firearms, as well as insurance and securities brokerage and legal services, can be unclear. We may incur substantial liabilities for expenses necessary to comply with these laws and regulations or penalties for any failure to comply.  Compliance with these laws and regulations may also cause us to change or limit our business practices in a manner adverse to our business.

A number of federal laws, including those referenced below, impact our business.  The Digital Millennium Copyright Act (“DMCA”) is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.  Portions of the Communications Decency Act (“CDA”) are intended to provide statutory protections to online service providers who distribute third party content.  Disaboom.com relies on the protections provided by both the DMCA and CDA in conducting its business.  Any changes in these laws or judicial interpretations narrowing their protections will subject us to greater risk of liability and may increase our costs of compliance with these regulations or limit our ability to operate certain lines of business.  The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.  In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.  The costs of compliance with these regulations may increase in the future as a result of changes in the regulations or the interpretation of them.  Further, any failures on our part to comply with these regulations may subject us to significant liabilities.

Changes in regulations or user concerns regarding privacy and protection of user data could adversely affect our business.

Federal, state and international laws and regulations may govern the collection, use, sharing and security of data that we receive from our users and partners.  In addition, we have and post on our website our own privacy policies and practices concerning the collection, use and disclosure of user data.  Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.

Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use, sharing or security of personal information or other privacy-related matters could result in a loss of user confidence in us and ultimately in a loss of users, partners or advertisers, which could adversely affect our business.

There are a large number of legislative proposals pending before the United States Congress, various state legislative bodies and foreign governments concerning privacy issues related to our business.  It is not possible to predict whether or when such legislation may be adopted.  Certain proposals, if adopted, could impose requirements that may result in a decrease in our user registrations and revenues.  In addition, the interpretation and application of user data protection laws are in a state of flux.  Complying with these varying requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

RISKS RELATED TO OUR SECURITIES

We may require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stock holdings.

We expect our current funding to carry us to reach the time at which we project that we will be cash flow positive; however, if capital requirements vary materially from those currently planned, we may require additional capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any sale of a substantial number of additional shares may cause dilution to your investment and could also cause the market price of our common stock to decline.

We do not plan to pay dividends on our common stock.

We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value particularly if we continue to sustain operating losses. Investors seeking cash dividends should not buy our common stock.

We currently have a limited trading market as there is limited liquidity on the OTC Bulletin Board which may impact your ability to sell your shares.

Currently our shares of our Common Stock are traded on the NASD — OTC Bulletin Board. However, there is limited trading volume in our shares. When fewer shares of a security are traded on the OTC Bulletin Board, price volatility may increase and price movement may outpace the ability of the OTC Bulletin Board to deliver accurate quote information. If low trading volumes in our common stock continue, there may be a lower likelihood of orders for shares of our common stock being executed, and current prices may differ significantly from prices quoted by the OTC Bulletin Board at the time of order entry.

Our common stock is subject to the penny stock rules which will limit the market for our common stock and increase the cost of sale because of additional broker compensation.

Because our stock is traded on the NASD-OTC Bulletin Board, if the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.” SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

There may be a greater risk of fraud on the NASD-OTC Bulletin Board.

NASD-OTC Bulletin Board securities are frequently targets for fraud or market manipulation because they are not regulated as closely as securities listed on exchanges. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of market prices. While there is regulation of the NASD-OTC Bulletin Board, it is not as comprehensive as the regulation of the listed exchange. If this should occur, the value of an investment in our common stock could decline significantly.

DESCRIPTION OF THE BUSINESS

Overview

        We were incorporated under the laws of the State of Colorado on September 5, 2006. We are in the business of developing, operating, and marketing the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. This interactive community will serve as a comprehensive online resource not only for people living with such conditions, but their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. The Company released a beta version of the website on August 15, 2007, released a limited availability version on September 1, 2007, and released the general availability version of the website on October 1, 2007. Our headquarters are located in the metropolitan area of Denver, Colorado.

        There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone, and over 650 million worldwide. We believe Disaboom will offer a new solution to the difficulties faced by this previously untapped market. Persons living with disabilities or functional limitations have unique needs, as do the people in their lives who are directly affected by such disabilities or functional limitations. Founded by a doctor and himself a member of the disability community, built by Internet industry veterans, and regularly incorporating the feedback of thousands of early adopters and test users, Disaboom.com brings together content and tools ranging from specialized health information to social networking to daily living resources in a single interactive community.

        We intend to promote the trademarked name of our website, Disaboom.com, by primarily implementing a combination of national and regional advertising campaigns, both online and offline, as well as organic and direct response marketing intended to encourage people to visit our site. We believe that with the present absence of a comprehensive, community-oriented website specifically for people living with or directly affected by disabilities or functional limitations, this untapped target audience will visit and participate in our community, and contribute to its growth and success.

Our Target Market

        There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone, and over 650 million worldwide. Approximately 16% of the American adult population lives with a disability that makes it difficult to perform functional activities such as walking, climbing stairs, reaching, or lifting and carrying objects. About 7.6 million adults experience difficulty dressing, bathing, or simply getting around their home, while 18.2 million Americans are unable to even leave their homes without help. We believe that not only do the millions of persons living with disabilities or functional limitations have a need and desire for a comprehensive resource aimed at their unique needs, but their immediate family, friends, caregivers, recreation and rehabilitation providers, and employers can also utilize such a comprehensive resource. An estimated one in three Americans is either living with or directly affected by a disability or functional limitation.

Our Product

        We believe that we are currently the only comprehensive, interactive online community dedicated to serving the specific needs of persons living with or directly affected by a disability or functional limitation. Disaboom.com is not a medical information website providing healthcare content about a particular condition or diagnosis, but a community based website and comprehensive resource addressing a broad range of topics and issues related to “living with” a disability or functional limitation. The primary components of our website are content, community, and microsites, each of which serve as a gateway and complementary resource to the other.

         Content

        Disaboom.com provides a broad spectrum of authoritative, frequently updated, and useful information designed to help people understand how to live most effectively with their specific disability related condition. Visitors have the option of starting with an in depth initial diagnosis and condition overview (the “Core Knowledge” content), including the most recent medical developments, or going directly to information that answers questions about their daily living needs. All articles are archived permanently on the site, and are searchable by title, author, most recently published, and “most comments”. The content component of the site is organized into two broad sections – Living and Health.

        The Living section of our website focuses on providing people living with a disability or functional limitation the information and resources they need to engage in the daily challenges, opportunities, and activities of their lives. It provides people directly affected by a disability or functional limitation (e.g., caregivers, immediate family or friends, rehabilitation providers, etc.) the information and resources they need to understand, support and engage in the daily activities of the life of the person living with the disability or functional limitation, and their own lives. The Living section is currently composed of the following channel categories:

•	Lifestyle

•	Marketplace

•	Entertainment

•	News

•	Resource Center

The types of information included in each of these channel categories are:

        Lifestyle.    Topics in the Lifestyle area currently include Accessible Home, Aging with a Disability, Assistive Technology, Caregiving, Dating and Relationships, Military Life, Parenting and Family, Sports and Recreation, and Travel and Transportation. Lifestyle includes feature articles, how-to pieces, personal narratives, individual profiles, and short, actionable “info briefs.” Examples of these types of articles are “Functional Kitchens Have Universal Appeal,” “Tired of Typing? Try Talking to Your PC,” “I’m an Ironman,” (a profile of Trish Downing, the first female paraplegic to compete in an Ironman-length triathlon), and “How to Talk to Your Doctor about Pain.”

        Marketplace.   This category provides information related to purchasing goods and services, with articles and evaluations in the areas of Accessible Home, Technology, Travel and Transportation, and Assistive Technology.

        Entertainment.   The entertainment category provides up-to-date articles, reviews, interviews, and insider commentary in the areas of Television, Movies, Books, and Music – from both disability and mainstream perspectives.

        News.   The news category features current health-related news articles, gathered using real simple syndication (RSS) feeds that deliver articles from numerous sources domestically and internationally to Disaboom.

         Resource Center.   The resource center provides basic but critical information such as Disability-Related Benefits, Disability-Related Laws, Emergency Preparedness, Organizations, and Disability-Related Information Resources.

        The Health section of our website provides comprehensive medical information and education on disability-related conditions. It enables people living with or directly affected by a disability or functional limitation, including the newly-diagnosed, to better understand their conditions, their treatment options, and what they need to know from a health perspective for their day-to-day lives. The Health section is not a series of simple medical briefs or summaries about a particular condition, but a comprehensive medical resource providing authoritative information written by medical experts on:

•	Amyotrophic lateral sclerosis (ALS, or Lou Gehrig's Disease)

•	Arthritis (osteoarthritis of hip, knee and back, rheumatoid arthritis)

•	Brain and traumatic brain injuries

•	Fibromyalgia

•	Multiple sclerosis

•	Muscular dystrophy

•	Amputations (upper and lower extremities of adult and pediatric)

•	Orthopedics (hip replacements, knee replacements, back surgery)

•	Pain (acute and chronic)

•	Parkinson’s disease

•	Pediatrics (spina bifida, cerebral palsy, brachial plexus palsy)

•	Spinal cord injuries (includes sexuality and fertility)

•	Sports concussion

•	Stroke and stroke prevention

•	Vertigo (dizziness)

•	Visual deficits & rehabilitation

•	Women's health (includes osteoporosis, pelvic pain, and urinary incontinence)

        The foregoing conditions were selected for Disaboom.com’s initial focus based on the magnitude of people currently living with the particular condition, recent growth rates in particular conditions, associated chronic conditions, and other considerations:

         Multiple sclerosis is newly diagnosed in an estimated 10,400 people every year, or about 200 new cases per week. People with multiple sclerosis experience fatigue, heat sensitivity, muscle weakness, decreased coordination, blurred vision, and cognitive impairments such as memory problems, slowed thinking, and decreased concentration.

         Orthopedic patients, those suffering musculoskeletal impairments such as arthritis, back pain, hip replacements, knee replacements and back surgery, represent one in seven Americans. Arthritis, in fact, is the leading chronic condition reported by the elderly. Back and knee problems account for a large portion of orthopedic patients and resulted in 31 million and 19 million physician visits respectively in 2003. Those who suffer from musculoskeletal impairments live with pain, fatigue, and sleep disturbances, and often complain that their bodies ache.

         Pediatric conditions, including cerebral palsy and spina bifida, impact the lives of both children and adults, with an estimated 764,000 children and adults in the United States having at least one symptom of cerebral palsy. Additionally, about 8,000 babies and infants are diagnosed with this condition each year, a diagnosis that often signals a life spent dealing with seizures, mental retardation, and problems with movement, posture, limping, jaw control, chewing, sucking, and swallowing. Another roughly 70,000 Americans live with spina bifida. The illness affects an average of eight babies per day, and causes numbness, bladder control issues, paralysis, coordination problems and latex allergies, among other challenging difficulties.

         Spinal cord injuries are experienced by nearly 11,000 individuals in the United States annually, and more than 190,000 Americans currently live with paralysis caused by spinal cord injuries.

         Stroke is the leading cause of serious, long-term disability in the U.S., and on average, someone in this country has a stroke every 45 seconds. According to the American Heart Association, in 1999, more than one million Americans reported difficulties with daily living activities resulting from a stroke.

         Traumatic brain injuries are sustained by roughly 1.5 million people in the United States every year. As a result, approximately 80,000 of those people experience the onset of long-term disabilities. The Centers for Disease Control and Prevention estimates that at least 5.3 million Americans have a long-term need for help performing daily living activities as a result of traumatic brain injuries.

        In addition to the Core Knowledge content that addresses each of the disability-related conditions, Disaboom also provides current updates of recent research findings through brief summaries of research reports, written in lay language, as well as condition-specific medical advice, and a glossary of disability-related medical terms. Disaboom has entered into independent contractor agreements with individuals (the “Content Providers”) in several specialties to provide current medical journal reviews and summaries as well as other written materials to be used by the Company on the website. Glossary definitions are supplied through a licensing agreement with a medical publisher.

        The Health section also offers a “Fitness and Nutrition” area that includes consumer-oriented articles that will lead people from the basic medical information in the Core Knowledge entries to the next step: i.e., how do I live as well as possible with this condition? Fitness and Nutrition content is a mix of contributed, licensed, and commissioned content.

        Over the next 12 months the Company anticipates that the Living section will expand substantially with several additional categories and many more articles within categories. Expansion of the Living section will be driven by new revenue opportunities, community feedback, and emerging areas of consumer interest that will result in increased site visits and repeat visitors. The Company can test new topics with our community by posting groups of articles, promoting them internally and externally, and then measuring interest levels based on site visits and time on site.

        Over the next six months, the Company anticipates enabling a user-friendly classified advertisement section, within Living, where members of our community can sell disability related products to the public from shower aids to wheelchairs. The products sold through the classifieds section of the website will be sold directly to the consumer from the community member without the Company’s involvement.

        Over the next three months, the Company anticipates adding several conditions to the Health section, including Neck Pain, Sciatica, Shoulder Pain, and Hearing Loss. We also plan to add a Clinicians Directory, which will allow people to search for a physician or facility with a particular specialty in a specific geographic region. Doctors may request that they be listed in the searchable directory, and will also have the option to post their own web page, which can be used to provide more detailed information about their practice and credentials, within the directory.

        Community

        Disaboom.com provides a Community section designed to give users an opportunity to share their stories and challenges, respond to others’ stories, and develop friendships and connections based on shared interests and experiences. The Community section is also designed to engage visitors in such a way that they visit and participate interactively on the site at a high frequency, thereby increasing site visits, repeat visitors, and time-on-site metrics.

        Through the Community section, Disaboom.com members can start a blog, participate in conversations in the discussion area, and engage in real-time chat.

        Blogs.        A blog serves as a personal publishing platform on any topic of interest. For example, bloggers post pictures, videos, their personal stories (challenges, opportunities, triumphs, losses), poems, political commentary, and reactions to current events. Blogs empower members to share their ideas on subjects of personal importance and then gain community feedback through comments.

        Discussions.        Discussion forums exist as a way to cultivate conversation in the community. Forums provide an easy vehicle for members to ask questions of each other, engage in debate, and give back to the community by sharing experiences and expertise. Disaboom established forums early on within our community concurrent with our general availability release on October 1, 2007, and the community has taken over. Discussions cover a multitude of topics ranging from medical topics such as ‘Living with Fibromyalgia’ to personal questions such as ‘Do you want attention (for your disability)?’ We currently have over 5,000 forum topics within our community.

        Chat.        Disaboom.com members can connect with each other in real time through the chat section of community. Chat enables instant live connections between users and facilitates meaningful, immediate interaction and conversation.

        Over the next three months the Company anticipates launching a Groups feature within the Community section of our site. Groups will provide a way for site members to connect with each other based on common interests and/or experiences. For example, several bloggers who write regularly about their roles as caregivers may decide to start a caregiver group. Members of the group will be able to post topic-related blogs, pictures, and videos directly to the group’s online location. Instead of having to keep track of multiple blogs and blog authors, individuals interested in reading caregiver-themed content will be able to simply subscribe to the Caregiver Group. All members will have the ability to start a group and gather like-minded members to their cause.

         Microsites

        Disaboom.com also provides additional features designed for members and non-members to develop personal relationships, professional opportunities, and support our community – through microsites. A microsite is a separate web site which addresses a specific market, business or community need, and is integrated with the Company’s core Content and Community product platform, and partner websites as applicable.

      Dating.        On October 9, 2007, Disaboom acquired the rights to the Internet domain and website of Lovebyrd.com, an online dating and social networking service for individuals living with disabilities and other conditions that make it difficult to meet and connect with other people. Over the next six months the Company plans to expand its offering of and enhance the current functionality of its dating microsite.

         Career Center. The Company’s Career Center currently provides services to both our community as well as employers. Approximately 15 years after the enactment of the Americans with Disabilities Act, the unemployment rate of people living with disabilities is between 65% — 70%. Through the Company’s Career Center, members of the community can currently search for job openings from a database of over 500,000 open positions. The Career Center also provides information about employment related consulting and other services, directly related to our community, which the Company can provide to corporations who employ people living with a disability. For example, employers are eligible for federal and state tax credits and incentives for hiring eligible employees with a disability, and corporations contracting with the Federal Government are responsible for compliance with disability-related physical accommodations, website accessibility, and other requirements. Over the next three months the Company plans to re-design the home page and enhance the functionality of its Career Center. This shall include providing the capability for job-seekers to post their resumes, enhancing the capabilities of job seekers to search for job openings which may be a better fit given their unique needs, and increasing content and “how to” information for users regarding their careers, employment and job search, and employment rights and responsibilities as described in the various laws relating to employment for people with disabilities.

         AccessibilityReviews. Accessibility Reviews are written by members of the Disaboom community. A key element of the review, unique to the Company’s community, is the physical accessibility and accommodations within restaurants, hotels, resorts, cruises, airlines, rental cars, attractions, etc. for people living with a disability or functional limitation. Reviews of disability related equipment and equipment providers are also a part of this microsite. Reviews provide another way for community members to share information and interact with the site more frequently, increasing site visits, page views, and time on site.

        eCommerce.        Over the next six months, the Company anticipates offering an online catalog for disability related products which can be purchased directly through a secure e-commerce microsite. We expect to enter revenue sharing agreements with online partners, as well as manufacturers and/or distributors (the “Suppliers”) to provide the content or products for the online catalog. We will not purchase inventory, but rather will receive a percent of each sale from the Suppliers. We plan to use a third party credit card verification service to verify all credit card transactions.

Website Development Agreement with DATA, Inc.

        On January 10, 2007 we entered an Acceptance Agreement for Website Development (the “Agreement”) with DATA, Inc. (“DATA”). Under the Agreement DATA agreed to design and build a fully operational interactive website for the Company in exchange for cash payments totaling $280,000 to be paid by the Company in semi-monthly installments through July 18, 2007. A new master agreement was executed in August 2007 to encompass site changes going forward in the form of individual work-for-hire agreements, as well as a hosting agreement that utilizes the DATA hosting facility located in Denver. Other than the independent contractor relationship created between the Company and DATA, Inc. by the Agreement, there is no material relationship between us and DATA.

        The Agreement provides that all works created for us under the Agreement are works made for hire giving us all copyright ownership in the work. Furthermore, DATA has agreed to assign and/or license all rights in works not covered by the work made for hire doctrine to us. The Agreement also includes standard confidentiality and indemnification provisions.

Agreement with Cowboy International, Inc.

          On July 5, 2007 we entered into a services agreement with Cowboy International, Inc (“Cowboy”), which was subsequently amended on August 3, 2007 and September 28, 2007. Cowboy is helping us create a comprehensive and integrated marketing, advertising, and branding campaign for our website. The new amended agreement replaced the initial amended agreement with Cowboy and the compensation we are to pay Cowboy for the services we are being provided. In exchange for Cowboy’s marketing, advertising and branding services, we have agreed to pay Cowboy $86,938 per month on a monthly retainer basis through June 30, 2008.

Website Advertising & Sponsorships

        We expect our largest source of revenue to be from website advertisement and sponsorship sales. The channels we will employ to execute on our sales plans shall include an inside sales staff, independent sales agents, corporate partners, and advertising agencies. Our Senior Vice President of Sales, whose employment commenced May 1, 2007, manages all of our sales channels and coordinates our sales operations. Advertising and sponsorship rates will vary depending on page, placement, and size of the advertisement on the website. Premium fees will be charged for home page and section sponsorships while a lesser fee will apply to run of schedule advertisements which continuously rotate throughout the website. We anticipate that manufacturers of disability-specific pharmaceuticals, products, and services will make up a large percentage of advertisement and sponsorship sales. However, we plan to promote our advertising to a broad base of industries, including to companies in the consumer products, travel and tourism industries.

Website Advertising & Sponsorships

        We expect our largest source of revenue to be from website advertisement and sponsorship sales. The channels we will employ to execute on our sales plans shall include an inside sales staff, independent sales agents, corporate partners, and advertising agencies. Our Senior Vice President of Sales, whose employment commenced May 1, 2007, manages all of our sales channels and coordinates our sales operations. Advertising and sponsorship rates will vary depending on page, placement, and size of the advertisement on the website. Premium fees will be charged for home page and section sponsorships while a lesser fee will apply to run of schedule advertisements which continuously rotate throughout the website. We anticipate that manufacturers of disability-specific pharmaceuticals, products, and services will make up a large percentage of advertisement sales. However, we plan to promote our advertising to a broad base of industries, including to companies in the consumer products, travel and tourism industries.

Potential Market

        The following article which is posted on the U.S. Department of Health and Human Services Center for Disease Control and Prevention’s website provides evidence of the potential size of our market.

Prevalence of Disabilities and Associated Health Conditions Among Adults – United States, 1999(1)

In the United States, the number of persons reporting disabling conditions increased from 49 million during 1991-1992 to 54 million during 1994-1995(2). During 1996, direct medical costs for persons with disabilities were $260 billion(3).

For this analysis, disability was defined as self-reported or proxy-reported difficulty with or reporting one or more of eight measures: 1) difficulty with one or more specified functional activities(4); 2) difficulty with one or more activities of daily living (IADLS)*; 3) difficulty with one or more instrumental activities of daily living (IADLs); 4) reporting one or more selected impairments*; 5) use of assistive aids (e.g., wheelchair, crutches, cane or walker) for >6 months; 6) limitation in the ability to work around the house; 7) limitation in the ability to work at a job or business (data for persons aged 16-67 years); and 8) receiving federal benefits on the basis of an inability to work. A subset of persons with disability also reported the main cause of their disability from a list of 30 associated health conditions. This subset, defined before the survey was conducted, comprised persons reporting difficulty with ADLs IADLs, selected functional activities (excluding seeing, hearing, and having their speech understood by others), or limitation in the ability to work around the house or at a job or business. National estimates were calculated using sample weights representing the inverse of the probability for selection and complex adjustments for no response and subsampling(4).

The analysis focused on 53,636 adults >18 years (consistent with standard age categories used in other national surveys).

In 1999, 44 million (22%) adults reported having a disability (see Table 1 below). The prevalence rate of disability was 24% among women and 20% among men.

(1)     Prevalence of Disabilities and Associated Health Care Conditions Among Adults – 1999 (Feb. 23, 2001) available at http://www.cdc.gov/mmwR/preview/mmwrhtml/mm5007a3.htm

(2)     CDC. Prevalence of disabilities and associated health conditions — United States, 1991 — 1992. MMWR 1994;43:730 — 9; Kaye H, LaPlante M, Carlson D, et al. Trends in disability rates in the United States, 1970 — 1994. San Francisco, California: University of California, Disability Statistics Center, 1996. available at http://dsc.ucsf.edu/UCSF/pub. Accessed February 2001; McNeil JM. Americans with disabilities, 1994 — 95. Washington, DC: US Department of Commerce, Economics and Statistics Administration, Bureau of the Census, 1997. (Current population reports; series P70, no. 61); McNeil JM. Americans with disabilities: 1991 — 92. Washington, DC: US Department of Commerce, Economics and Statistics Administration, Bureau of the Census, 1993. (Current population reports; series P70, no. 33).

(3)     Hough J. Estimating the health care utilization costs associated with people with disabilities: data from the 1996 Medical Expenditure Panel Survey (MEPS). Annual meeting of the Association for Health Services Research, Los Angeles, California, 2000

(4)     Income Surveys Branch, Bureau of the Census, Overview of the Survey of Income and Program Participation (SIPP). Washington, DC: US Department of Commerce, Economics and Statistics Administration, Bureau of the Census, 1999. Available at http://www.census.gov. Accessed December 1, 2000.

Approximately 32 million adults had difficulty with one or more functional activities such as climbing a flight of stairs (19.4 million), walking three city blocks (19 million), or lifting/carrying 10 lbs (14.2 million); approximately 16.7 million adults had a limitation in the ability to work around the house; 11 million had either selected impairments or difficulty with IADLs. Two million adults used a wheelchair, and seven million used a cane, crutches, or a walker. Of the total percentage of disabilities, 63% occurred among working adults (aged 8-64 years); of these, 27.8 million (16.5%) had a disability and 17.7 million (10.5%) had a limitation in the ability to work at a job or business. Of those adults >65 years, 16.3 million (50%) had a disability. The age-specific prevalence rate of disability was the highest among respondents aged >65 for all functional activities, ADLs and IADLs.

Of all adults with disabilities, 41.2 million (93.4%) reported their main health condition associated with their disability (see Table 2 below); 7.2 million (17.5%) had arthritis and rheumatism, 6.8 million (16.5%) had back or spine problems, and 3.2 million (7.8%) had heart trouble/hardening of the arteries. Women had higher rates of arthritis or rheumatism and “other” associated health conditions categories than men. Men had higher rates of hart trouble/hardening for the arteries and deafness or hearing problems than women.

Editorial Note

Disability affects more than one in five adults. Rates of disability are higher among older adults who also have higher rates of chronic diseases. However, most disability occurs during the working years, which contributes to the high cost estimates of disability. Arthritis or rheumatism, back or spine problems, and heart trouble/hardening of the arteries continue to be the leading causes of disability. This report differs from a similar 1994 report by focusing on adults only and using a broader definition of disability(5).

The strengths of SIPP include a survey design that allows nationally representative population estimates of disability. The broad definition of disability used in SIPP also provides a sensitive estimate of disability prevalence that is less likely to overlook persons with disability than other definitions (e.g., clinical or federal benefit program-based definitions). SIPP links disability with associated health conditions, providing information that usually is not available from other data sources. This information is important because many programs address disability prevention by disease or condition.

(5)     McNeil JM. Americans with disabilities: 1991 — 92. Washington, DC: US Department of Commerce, Economics and Statistics Administration, Bureau of the Census, 1993. (Current population reports; series P70, no. 33).

The findings in this report are subject to at least five limitations. First, despite complex statistical adjustment procedures used to address nonresponse over time, these procedures may not have completely eliminated bias that resulted from nonresponse errors, especially in subgroup analyses. Second, this report excluded persons in institutions, in the military, and aged <18 years. Third, persons with multiple disabilities may attribute the main disability to the one most disabling at the time of the interview, which may result in inconsistent survey responses. Fourth, because of questionnaire design, the main associated health condition was determined for most but not all adults with disability; 2.9 million (6.4%) persons whose only disabilities were difficulty with vision, hearing, or speech, who had selected impairments, used assistive aids, or received federal disability benefits were not asked about a main condition. Finally, the definition of disability used did not assess environmental and social barriers, discrimination as the result of disability, and effects on the workforce. These issues are addressed in the International Classification of Functioning, Disability, and Health (ICIDH-2), a unified and standard framework that describes the dimensions of disability(6). ICIDH-2 complements the International Classification of Diseases by organizing information around three dimensions: body level (body systems and structure), person and society level (activities and participation), and the environment. Because of the dynamic quality of disability, a limitation in one dimension does not predict a limitation in another.

These estimates demonstrate the large impact of disability in working age and older adults and the relative contributions of associated health conditions, and provide information for public health policy makers and health systems. More detailed analyses relating the eight measures of disability and associated health conditions can assist disease-specific efforts in planning, health promotion and disease prevention, and surveillance of disability-related national health objectives(7). With increasing life expectancy and the aging of the population, health issues related to disability are likely to increase in importance.

(6)     World Health Organization. ICIDH-2: international classification of functioning, disability and health: pre-final draft, full version. Geneva, Switzerland: World Health Organization, 2000.

(7)     Arthritis Foundation, Association of State and Territorial Health Officials, and CDC. National Arthritis Action Plan: a public health strategy. Atlanta, Georgia: Arthritis Foundation, 1999.

TABLE 1

Survey of Income Program and Participation, United States, 1999
Number and prevalence rates of civilian non-institutionalized persons aged >18 Years with disability by age group

	> 18 Years			18-64 Years			> 65 Years
Measure of Disability	No.*	Rate †	(95% CI<> )	No.*	Rate †	(95% CI<> )	No.*	Rate †	(95% CI<> )
Difficulty with specified functional activities	32,191	16.0	(±0.5)	17,110	10.2	(±0.4)	15,081	46.3	(±1.6)
Having speech understood	1,982	1.0	(±0.1)	1,326	0.8	(±0.1)	656	2.0	(±0.4)
Lifting/Carrying 10 lbs	14,224	7.1	(±0.3)	7,033	4.2	(±0.3)	7,191	22.1	(±1.3)
Climbing a flight of stairs	19,363	9.6	(±0.4)	9,465	5.6	(±0.3)	9,898	30.4	(±1.5)
Walking three city blocks	19,031	9.5	(±0.4)	9,087	5.4	(±0.3)	9,944	30.5	(±1.5)
Difficulty with activities of Daily living ¶	7,690	3.8	(±0.2)	3,514	2.1	(±0.2)	4,176	12.8	(±1.1)
Getting around inside home	3,471	1.7	(±0.2)	1,477	0.9	(±0.1)	1,994	6.1	(±0.8)
Getting in/out of bed/chair	5,340	2.7	(±0.2)	2,618	1.6	(±0.2)	2,722	8.4	(±0.9)
Bathing	4,371	2.2	(±0.2)	1,727	1.0	(±0.1)	2,644	8.1	(±0.9)
Dressing	3,130	1.6	(±0.2)	1,387	0.8	(±0.1)	1,743	5.4	(±0.7)
Eating	1,226	0.6	(±0.31	566	0.3	(±0.1)	661	2.0	(±0.7)
Toileting	2,064	1.0	(±0.1)	922	0.5	(±0.1)	1,143	3.5	(±0.6)
Difficulty with instrumental activities of living ¶	11,795	5.9	(±0.3)	5,370	3.2	(±0.2)	6,425	19.7	(±1.3)
Getting around outside home	8,113	4.0	(±0.3)	3,202	1.9	(±0.2)	4,910	15.1	(±1.1)
Taking care of money and bills	4,492	2.2	(±0.2)	2,205	1.3	(±0.2)	2,286	7.0	(±0.8)
Preparing meals	4,430	2.2	(±0.2)	1,919	1.1	(±0.1)	2,511	7.7	(±0.8)
Doing light housework	6,042	3.0	(±0.2)	2,723	1.6	(±0.2)	3,319	10.2	(±1.0)
Using the telephone	2,597	1.3	(±0.1)	1,001	0.6	(±0.1)	1,597	4.9	(±0.7)
Use of Assistive Aid‡	9,180	4.6	(±0.3)	3,415	2.0	(±0.2)	5,765	17.7	(±1.2)

	> 18 Years			18-64 Years			> 65 Years
Measure of Disability	No.*	Rate †	(95% CI<> )	No.*	Rate †	(95% CI<> )	No.*	Rate †	(95% CI<> )
Limitation in ability to work around house	16,755	8.3	(±0.4)	9,649	5.7	(±0.3)	7,106	21.8	(±1.3)
Limitation in ability to work at job/business	N/A	N/A	N/A	17,689	10.5	(±0.4)	N/A	N/A	N/A
Received federal work disability benefits	N/A	N/A	N/A	7,611	4.5	(±0.3)	N/A	N/A	N/A
Total Surveyed:	200,668	100.0		168,105	100.0		32,563	100.0
Total with a disability:	44,088	22.0	(±0.5)	27,781	16.5	(±0.5)	16,307	50.1	(±1.6)

* In thousands.
† Per 100 persons calculated using the civilian, institutional US population on July 1, 1999
<> Confidence Interval
¶ Number of persons reporting any subcomponent of this category; subcomponents are note mutually exclusive
‡ Wheelchair

TABLE 2

Survey of Income Program and Participation, United States, 1999
Number and percentage of civilian non-institutionalized persons aged > 18 Years with disabilities reporting selected conditions as the main † cause of disability by sex.

	All Persons			Men			Women
Main Condition	No.*	(%)	(95% CI<> )	No.*	(%) †	(95% CI<> )	No.*	(%)	(95% CI<> )
Arthritis or rheumatism¶	7,207	17.5`	(±1.1)	1,955	11.0	(±1.3)	5,235	22.4	(±1.6)
Back or spine problem	6,780	16.5	(±1.0)	2,903	16.3	(±1.6)	3,877	16.6	(±1.4)
Limb or extremity stiffness	1,747	4.2	(±0.6)	842	4.7	(±0.9)	905	3.9	(±0.7)
Stroke	1,160	2.8	(±0.5)	592	3.3	(±0.8)	567	2.4	(±0.6)
Broken bone or fracture	885	2.1	(±0.4)	373	2.1	(±1.5)	512	2.2	(±0.6)
Head or spinal cord injury	452	1.1	(±0.3)	280	1.6	(±1.1)	172	0.7	(±0.3)
Paralysis	310	0.8	(±0.3)	175	1.0	(±0.4)	135	0.6	(±0.3)
Missing Limbs	299	0.7	(±0.2)	211	1.2	(±0.5)	----	----	----
Cerebral Palsy	141	0.3	(±0.2)	----	----	----	----	----	----
Other	6,188	15.0	(±1.0)	2,375	13.4	(±1.5)	3,813	16.3	(±1.4)
Total:	41,168	100.0		17,767	100.0		23,401	100.0

* In thousands.
† Persons who reported difficulty with functional limitations, daily living activities, instrumental activities of daily living, the inability to
Do housework or the inability to work a job identified the “main” cause and up to two other causes of the disability from a list of 30 conditions
<> Confidence Interval

Competition

        We compete in the market for Internet services and information which is a highly competitive and volatile market. We compete with other both for profit and nonprofit medical information websites such as WebMD.com and healthcommunities.com for our medical information services, however, our community is targeted and dedicated to persons living with or directly affected by disabilities or functional limitations which we believe provides us a competitive advantage versus general medical information or diagnosis-oriented websites.

        We compete with other social networking websites for social networking services such as MySpace.com, Friendster.com, Facebook.com, Bebo.com, Xanga.com, Ning.com, eHarmony.com, and Match.com. We hope to develop a loyal client base through the social networking aspect of the website, which in-turn will help generate advertising and sponsorship sales specifically targeted to consumers of disability related products and services. We believe we have a competitive advantage over general social networking sites because we are targeting, through a broad array of content, community, and other services, a specific group of persons with specific consumer and information needs.

        We compete with large general Internet Service companies such as Google, Inc., Yahoo!, Inc., Microsoft, Inc., and America Online for online marketing and advertising. However, because our website content is specifically targeted to persons living with or directly affected by disabilities or functional limitations, the Company believes there will be little competition for advertisement and sponsorship sales specifically targeting that specific market. We will compete with other e-commerce internet sites such as Disabilityproducts.com, Sportaid.com, 180medical.com, and ActiveForever.com for the sale of disability related products. We compete with full service information, product, and networking sites for the disabled community such as Disabled-World.com. We will compete with Craig’s List and eBay for online sales of consumer goods from consumer to consumer through our classifieds section. However, our classifieds will be specifically targeted to consumers of disability related products. We believe that through our marketing and branding efforts, quality service development, and strategic alliances with advertisers, medical professionals, and other leaders in the health industry we will be able to develop a loyal client base in order to compete effectively in the very competitive online marketplace.

         Notwithstanding the foregoing, we believe that we are currently the only comprehensive, interactive online community dedicated to serving the specific needs of persons living with or directly affected by a disability or functional limitation. Disaboom.com is not a medical information website providing healthcare content about a particular condition or diagnosis, but a community based website and comprehensive resource addressing a broad range of topics and issues related to “living with” a disability or functional limitation.

Patents and trademarks

        We own and maintain a portfolio of intellectual property assets which we hope to continue to build. We believe that our intellectual property assets create great value to the Company and therefore we are taking steps to protect those assets through trademark, copyright, trade secret, and trademark laws of the United States and through contractual agreements.

        We are applying for federal registration with the U.S. Patent and Trademark Office of several trade or service marks on an intent to use basis in order to develop a trademark portfolio and protect the Company’s brand. An application for registration of the word mark DISABOOM was filed on October 20, 2006. An application for registration of the word plus design mark for Disaboom was filed on April 2, 2007. An application for registration of the word mark DISABOOM.COM was filed on April 3, 2007. We continue to prosecute these marks and hope to have them registered on the principal register in 2008.

Effect of existing or probable government regulations on the business.

         - FTC and FDA regulation of drug and medical devise advertising and promotion

        The FDA and the FTC regulate the form, content and dissemination of labeling, advertising and promotional materials of pharmaceutical or medical device companies, including direct-to-consumer prescription drug and medical device advertising. The FTC regulates over-the-counter drug advertising and, in some cases, medical device advertising. Generally, based on FDA requirements, companies must limit advertising materials to discussions of FDA-approved uses and claims.

        Information that promotes the use of pharmaceutical products or medical devices that is put on our website is subject to the full array of the FDA and FTC requirements and enforcement actions. The FDA and FTC would most likely be focused on the advertisements placed on our pages, any other pharmaceutical information found in our education pages, and the products sold through our e-commerce site. The FTC and FDA look for editorial independence from advertisers and sponsors in informational or educational discussions of regulated pharmaceuticals or medical devices. The FDA and the FTC place the principal burden of compliance with advertising and promotional regulations on advertisers and sponsors to make truthful, substantiated claims. If the FDA or the FTC finds that any information on our website violates FDA or FTC regulations, they may take regulatory or judicial action against us or the advertiser or sponsor of that information. State attorneys general may also take similar action based on their state’s consumer protection statutes.

         - Drug Advertising.

         The Federal Food, Drug, and Cosmetic Act, or FDC Act, requires that prescription drugs be approved for a specific medical indication by the FDA prior to marketing. Marketing, advertising or otherwise commercializing products prior to approval is prohibited. Upon approval, the FDA’s regulatory authority extends to the labeling and advertising of prescription drugs sold throughout the United States which may only be promoted and advertised for their approved indications. The labeling and advertising must not be false or misleading, and must present all material information, including risk information. Labeling and advertising that violate these legal standards are subject to FDA enforcement action.

        The FDA regulates the safety, effectiveness, and labeling of over-the-counter drugs. Together, the FDA and FTC require that OTC drug formulation and labeling comply with FDA approvals or regulations and the promotion of OTC drugs must be truthful, adequately substantiated, and consistent with the labeled uses. OTC drugs that do not meet these requirements are subject to FDA or FTC enforcement action depending on the nature of the violation. In addition, state attorneys general can also bring enforcement actions for alleged unfair or deceptive advertising.

        Any increase in FDA regulation of the online advertisements of prescription drugs could make it more difficult for us to obtain advertising and sponsorship revenue. Only recently has the FDA relaxed its formerly restrictive policies on direct to consumer advertising of prescription drugs. If the FDA changes its policies to make them more restrictive, this could also make it more difficult for us to obtain advertising and sponsorship revenue.

         — FTC regulation of general internet advertising and marketing

        The FTC regulates internet advertising under the Federal Trade Commission Act which allows the FTC to act in the interest of all consumers to prevent deceptive and unfair acts or practices. The FTC requires that advertisements be true and not misleading to consumers and that they be substantiated. The FTC also requires clear and conspicuous disclosures.

        Failure to comply with the FTC’s prohibition of false or misleading claims in advertisements could result in enforcement actions or civil lawsuits for fines and civil penalties. We believe that we have taken steps to protect our company from liability for displaying or disseminating ads in violation of these regulations through our advertising agreements and Company advertising policy, the establishment of a review board to review questionable advertisements, and approval procedures. However, a regulatory authority may find that the Company has violated the advertising regulations and may bring an enforcement action against the Company.

         - Medical Professional Regulation

        Most states regulate the practice of medicine requiring professional licensing. Some states prohibit business entities from practicing medicine. We do not believe that we are engaged in the practice of medicine, but rather we provide information to the general public. The Company has agreements with licensed medical professionals who provide educational information in the form of content for the Company’s website. We do not and do not intend to provide professional medical advice, diagnosis or treatment through our website. A state may determine that some aspect of our business violates that state’s licensing laws and may seek to have us discontinue those portions or subject us to penalties or licensure requirements. Any determination that we are a healthcare provider and acted improperly as a healthcare provider may result in liability to us.

        Many states regulate the ability of medical professionals to advertise or maintain referral services. We do not represent that a physician’s use of the Company’s online directory will comply with these or other state laws regulating professional practice. It is possible a state or a court may determine we are responsible for any non-compliance with these laws, which could affect our ability to offer this service to our customers.

         - Anti-kickback Laws

        Federal Anti-kickback laws prohibits receiving referral fees or other types of payments for referring individuals to another who’s services or products may be paid for in whole or in part by a federal healthcare program such as Medicare or Medicaid. We believe we are incompliance with these laws because our searchable specialist directory does not constitute a referral we receive no fees for listing physicians in the directory or for patients visiting doctors found on the directory. Furthermore we believe those physicians who pay us a fee to have a personal webpage within the searchable directory are essentially paying for an advertisement and not a referral fee.

         - Consumer Protection Regulation

        Advertising viewed by visitors on our website and consumer sales from our e-commerce website are subject to federal and state consumer protection laws which regulate unfair and deceptive practices. We are also subject to various other federal and state consumer protection laws, including the ones described below. Most state consumer protection laws are enforced by the Attorneys General of each state.

         - COPPA

        The Children’s Online Privacy Protection Act (“COPPA”) protects personal information of children under the age of 13 disclosed online by prohibiting unfair or deceptive acts or practices in connection with the collection, use, and/or disclosure of personal information from and about children. Our website does not target children under 13, nor do we plan to allow anyone under the age of 18 to register as a Disaboomer. Therefore, the Company will not knowingly be collecting the personal information of children under the age of 13.

         - CAN-SPAM

        The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates commercial emails and provides recipients the right to request the sender to stop sending messages. CAN-SPAM establishes penalties for sending commercial email which are intended to deceive the recipient as to source or content. At this time, we are not sending commercial emails to Disaboomers or other users of our site, but may in the future in which case CAN-SPAM requirements would apply. Many states have also enacted anti-spam laws. The CAN-SPAM Act preempts many of these statutes.

Number of total employees and number of full time employees

        As of December 12, 2007 we have 25 full-time and two part time employees. We will likely hire additional employees as we continue to grow our business and develop our website and operations.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits

10.1	Employment Agreement with J.W. Roth

10.2	Employment Agreement with J. Glen House

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2007	Disaboom Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: President and Chief Financial Officer